                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                NAME OF COMPANY
                (Name of Registrant as Specified In Its Charter)

                                NAME OF COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

May 2, 2002


Dear Brooks Shareholders:

As we approach our 2002 Annual Meeting of Shareholders on May 13, 2002, I would like to explain again why we need your support by voting with management on the proxy proposals. I would also like to emphasize that we at Brooks believe in and abide by the principles of good corporate governance and I want to explain the steps we plan on taking to strengthen these principles even more.

The ballot items relating to the acquisition of PRI Automation, Inc. - Proposals Nos. 1, 2, and 4 - are being viewed in a favorable manner as evidenced in our initial discussions with shareholders. We believe that we can secure the approval of both Brooks' and PRI's shareholders at our respective annual meetings. We have completed the customary regulatory reviews both at the Department of Justice and the Securities and Exchange Commission. We will still count on your actual vote to make this merger a reality. With your vote for the merger, we do not anticipate using the power to adjourn the Annual Meeting (Proposal No. 2) which was designed to allow our board of directors sufficient time to solicit additional proxies in favor of the PRI acquisition (Proposal
No. 1).

We have examined the concern of some corporate governance bodies on the manner in which directors are nominated. I am pleased to announce that the board plans on establishing a nominating committee of independent directors, within the next six months, much the same way we have independent audit and compensation committees. As a result, I am asking you to vote in favor of all the nominees to the board of directors (proposal No. 3). All directors serve one-year terms and stand for election or re-election together. The five nominees for Brooks and the two additional directors to be added upon completion of the acquisition of PRI look forward to serving the interests of the combined companies'shareholders.

The most frequently raised questions in our dialogue with shareholders centers on the increase in the number of shares of Brooks common stock authorized for use under the three plans represented by Proposals Nos. 5, 6 and 7. While the increases to the 1995 Employee Stock Purchase Plan (Proposal No. 5) and the 1993 Non-employee Director Stock Option Plan (Proposal No. 6) are modest and surely reasonable, a number of questions center on the proposed increase to the 2000 Combination Stock Option Plan (Proposal No. 7). This plan benefits ALL EMPLOYEES. The request we are making in Proposal No. 7 enables Brooks to have the flexibility to reward stock options as a tool for motivating and retaining dedicated and hard working employees in line with standard industry practice. It is especially essential that the right management team is in place and ensured of long term rewards as they lead the company in the challenge ahead. The proposal also takes into consideration the needs of the combined companies, and is built on the experience we have in integrating, retaining and motivating employees from previous acquisitions. Requests for all three plans anticipate the reasonable needs of the combined business for the next two to three years and we believe the amounts are appropriate for our size company in this industry. We believe in making our needs known up front, covering a few years rather than making a smaller request annually for only the current year's requirements.

In addition, we have noted shareholder questions about possible repricing of underwater options, given the cyclical nature of the business and the volatile stock of companies in this industry. The directors and I have pledged to explicitly prohibit re-pricing, replacing and re-granting previously awarded options without prior approval of our shareholders. This change will be made at the next regular board meeting. I strongly urge you to give management the tools it needs in Proposals Nos. 5, 6 and 7 to continue our successful track record in becoming the leader in the highly competitive automation market.

On behalf of the board of directors, I strongly urge you once again to vote in favor of these proposals. Your vote is important to Brooks and all items need to be voted. If we can address any of your questions, please contact us through our investor relations department at 978-262-5799 or at INVESTOR@BROOKS.COM.

Sincerely,




Robert J. Therrien
President and Chief Executive Officer